Exhibit 23.2

MILLER AND LENTS, LTD.

Consent of Independent Petroleum Engineers

Encore Acquisition Company
777 Main Street, Suite 1400
Fort Worth, Texas 76102

     The firm of Miller and Lents, Ltd. hereby consents to the use of its name and to the reference to its report regarding the Encore Acquisition Company Proved Reserves and Future Net Revenues as of December 31, 2003, in the annual report on Form 10-K for the year ended December 31, 2003 filed by Encore Acquisition Company with the Securities and Exchange Commission.

Very truly yours,

MILLER AND LENTS, LTD.

By: /s/ CARL D. RICHARD

Carl D. Richard
Vice President

Houston, Texas
March 9, 2004